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                                                                      EXHIBIT 99



 Howard Heinz Endowment, Vira I. Heinz Endowment and Heinz Family Foundation
                      Announce Plans to Diversify Assets

     Pittsburgh, PA June 23, 1995 - The Howard Heinz Endowment, the Vira
I. Heinz Endowment, the Heinz Family Foundation and certain Heinz family trusts today announced their intention to diversify their investment portfolios by selling a portion of their common stock holdings in the H. J. Heinz Company through an underwritten secondary offering for up to an aggregate of approximately 13.5 million shares. The offering will be made by means of a prospectus only and is expected to occur in August. The H. J. Heinz Company has agreed to file a registration statement with the Securities and Exchange Commission to facilitate the offering.

     Commenting on the planned diversification, Anthony J. F. O'Reilly, chairman, president and chief executive officer of H. J. Heinz Company, said: "We understand the charities' fiduciary obligation to diversify, and we are happy to assist them."

     Teresa Heinz, chairman and chief executive officer of the Howard Heinz Endowment and the Heinz Family Foundation and a director of the Vira I. Heinz Endowment, stated: "The Endowments and the Foundation have for many years held shares of Heinz common stock as their principal asset. During this time, both the Heinz Company and the stock have performed extremely well. However, diversification remains a key principle of prudent investing, and we
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believe selling a portion of our holdings in order to diversify our assets is a prudent course of action at this time."

     "The Endowments' and the Foundations' continued confidence in the
H. J. Heinz Company is reflected by the fact that upon completion of their current portfolio diversification programs, the Endowments and the Foundation will hold the majority of the Heinz shares they now own and that they, together with the family interests, will continue to be the largest group of H. J.
Heinz Company shareholders," Mrs. Heinz added.

     The Heinz Family Foundation and the Heinz Endowments are based in Pittsburgh, PA. Their combined assets place them among the nation's 25 largest private, charitable foundations. The Heinz Endowments' grant making is focused on the areas of arts and culture, community and economic development, education, health and human services, and the environment. The principal activity of the Heinz Family Foundation is the administration of the Heinz Awards, a program recognizing individual excellence and achievement.

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